Exhibit 99.1

 News Release

Cenveo Announces Third Quarter 2011 Results

3rd Quarter Net Sales of $500.6 million, up 10.0% from 2010

3rd Quarter Net Income of $2.8 million, or $0.04 per share

3rd Quarter Non-GAAP Income from Continuing Operations of $16.3 million, or $0.26 per share

3rd Quarter Non-GAAP Operating Income of $44.3 million, up 12.0% from 2010

3rd Quarter Adjusted EBITDA of $61.6 million, up 8.9% from 2010

STAMFORD, CT – (November 9, 2011) – Cenveo, Inc. (NYSE: CVO) today announced results for the three and nine months ended October 1, 2011.

For the three months ended October 1, 2011, net sales increased approximately 10.0% to $500.6 million, compared to $455.1 million for the three months ended October 2, 2010, primarily due to the acquisition of MeadWestvaco Corporation’s Envelope Product Group (“EPG”), which closed in February, and growth from the Company’s direct envelope group, which benefited from strong direct mail volumes.  For the nine months ended October 1, 2011, net sales increased approximately 10.7% to $1.50 billion, compared to $1.35 billion for the nine months ended October 2, 2010. This increase was driven by the acquisition of EPG and organic growth in the Company’s direct envelope, custom label, content management, and specialty packaging product lines.

The Company generated operating income of $35.7 million for the three months ended October 1, 2011, compared to an operating loss of $156.1 million for the three months ended October 2, 2010. This increase was a result of lower restructuring and impairment charges, a lower operating cost structure than prior year and contributions from the EPG acquisition. Non-GAAP operating income increased 12.0% to $44.3 million for the three months ended October 1, 2011, compared to $39.5 million for the three months ended October 2, 2010. For the nine months ended October 1, 2011, the Company generated operating income of $87.2 million, compared to an operating loss of $124.6 million for the nine months ended October 2, 2010. This increase was a result of lower restructuring and impairment charges, a lower operating cost structure than prior year and contributions from the EPG acquisition. For the nine months ended October 1, 2011, non-GAAP operating income increased 11.5% to $119.4 million, compared to $107.1 million for the nine months ended October 2, 2010. Non-GAAP operating income excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges and divested operations or assets held for sale. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

For the three months ended October 1, 2011, the Company recorded net income of $2.8 million, or $0.04 per share, compared to a net loss of $157.2 million, or $2.52 per share, for the three months ended October 2, 2010. The improvement in net income was primarily due to lower restructuring and impairment charges and lower interest expense in the third quarter of 2011, compared to the third quarter of 2010, partially offset by higher income tax expense in the third quarter of 2011, compared to the third quarter of 2010. For the nine months ended October 1, 2011, the Company recorded net income of $6.0 million, or $0.09 per share, compared to a net loss of $176.6 million, or $2.84 per share, for the nine months ended October 2, 2010. The improvement in net income was primarily due to lower restructuring and impairment charges, a preliminary bargain purchase gain related to the EPG acquisition and lower interest expense in the first nine months of 2011, compared to the first nine months of 2010, partially offset by higher income tax expense in the first nine months of 2011, compared to the first nine months of 2010 and a loss on early extinguishment of debt in the first nine months of 2010.

On a non-GAAP basis, income from continuing operations increased 97.2% to $16.3 million, or $0.26 per share, for the three months ended October 1, 2011, compared to $8.3 million, or $0.13 per share, for the three months ended October 2, 2010. For the nine months ended October 1, 2011, non-GAAP income from continuing operations increased 129.1% to $31.0 million, or $0.49 per share, compared to $13.5 million, or $0.21 per share, for the nine months ended October 2, 2010. Non-GAAP income from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges and divested operations or assets held for sale, loss on early extinguishment of debt and adjusts income taxes to reflect an estimated cash tax rate. A reconciliation of income (loss) from continuing operations to non-GAAP income from continuing operations is presented in the attached tables.

Adjusted EBITDA for the three months ended October 1, 2011 was $61.6 million, compared to $56.6 million for the three months ended October 2, 2010, an increase of approximately 8.9%. Adjusted EBITDA for the nine months ended October 1, 2011, was $170.2 million, compared to $156.1 million for the nine months ended October 2, 2010, an increase of approximately 9.1%. These increases are primarily attributable to stronger performance across the majority of the Company’s product lines combined with contributions from the EPG acquisition. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges, gain on bargain purchase, divested operations or assets held for sale, loss on early extinguishment of debt, and income from discontinued operations, net of taxes.  An explanation of the Company’s use of Adjusted EBITDA is detailed below and a reconciliation of net income (loss) to Adjusted EBITDA is provided in the attached tables.

The results for the third quarter and the first nine months of 2011 include a preliminary bargain purchase gain related to the EPG acquisition. The purchase price allocation of acquired assets and liabilities assumed in the EPG acquisition and the related bargain purchase gain recognized in the Company’s statement of operations are preliminary.  Differences between the preliminary and final purchase price allocations could have a material impact on the Company’s financial statements, including the bargain purchase gain. The Company will finalize the purchase price allocation as soon as practicable within the EPG acquisition’s measurement period, but in no event later than one year after the acquisition date.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
“Cenveo again achieved its financial commitments by delivering a strong quarter with revenue growth of 10%, Adjusted EBITDA growth of 9%, operating margin expansion, and strong cash flow from operations. This performance was achieved with solid performances across the

Company, highlighted by a strong performance in our direct envelope business which saw solid organic revenue growth benefiting again from strong direct mail volumes. We also delivered strong cash flow from operations of $27 million during the quarter and we lowered our net debt by $20 million. I am also pleased to report that our working capital initiatives began to deliver meaningful results with approximately a $15 million reduction in inventory during the quarter.”

“Despite continued economic volatility, the positive trends, which we have seen across most of our businesses since the end of 2010, extended into the third quarter of 2011. Our direct envelope business posted another quarter of strong organic sales growth of over 7%, benefiting from strong direct mail volumes and favorable product mix. During the third quarter, we completed the conversion off of EPG’s legacy systems and back office functions onto our legacy platform. This conversion will provide meaningful financial benefits as we enter the fourth quarter and 2012. Our packaging products delivered another solid performance as our customers spending in those end markets grew in line with expectations. While still challenged by weakness in the publishing industry, our publisher services group saw stabilization as new sales wins in non-traditional end markets offset this weakness. Our content management offering continues to prosper as our global platform is benefiting from the outsourcing of project management and composition services.”

Mr. Burton concluded:
“As we enter the fourth quarter, we are proud of our performance for the first nine months and we are positioned well to deliver our full year revenue, free cash flow and Adjusted EBITDA objectives despite the volatility in the macro-environment. We will continue our focus on driving free cash flow and deleveraging our balance sheet. Our working capital initiative, which started to deliver results in the third quarter, will continue to be a major focus through the end of the year. As the major integration efforts with EPG are now winding down and as we begin to position the Company for 2012 and beyond, I am pleased to announce the following appointments. Dean E. Cherry has been appointed to the position of EVP, Operations. He will be responsible for the Company’s marketing efforts including investor relations, strategic accounts and enhancing the Company’s cross selling efforts. I have worked with Dean for close to thirty years and his experience and industry knowledge make him the ideal person for this role. Jim

Riffe has been appointed to the position of President, Envelope Operations. Jim previously had responsibility for the direct side of our envelope operations and his leadership and success in integrating our platform gives me the utmost confidence that he will be successful in his new role. Both of these individuals are seasoned and experienced leaders that will be critical in the Company’s continued success.”

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, November 10, 2011, at 10:00 a.m. Eastern Time.  The conference call will be available via webcast, which can be accessed via the internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (in thousands, except per share data) (unaudited)
	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net sales	$500,552	$455,127	$1,498,816	$1,354,325
Cost of sales	402,157	365,521	1,218,888	1,100,728
Selling, general and administrative expenses	55,200	54,544	170,314	160,070
Amortization of intangible assets	2,805	3,076	8,391	8,861
Restructuring and impairment charges	4,685	188,115	13,977	209,218
Operating income (loss)	35,705	(156,129)	87,246	(124,552)
Gain on bargain purchase	(641)	—	(11,720)	—
Interest expense, net	28,435	30,953	88,064	92,059
Loss on early extinguishment of debt	—	—	—	2,598
Other (income) expense, net	(904)	83	(566)	1,115
Income (loss) from continuing operations before income taxes	8,815	(187,165)	11,468	(220,324)
Income tax expense (benefit)	6,010	(27,176)	5,505	(41,022)
Income (loss) from continuing operations	2,805	(159,989)	5,963	(179,302)
Income from discontinued operations, net of taxes	—	2,800	—	2,678
Net income (loss)	$2,805	$(157,189)	$5,963	$(176,624)
Income (loss) per share – basic and diluted:
Continuing operations	$0.04	$(2.56)	$0.09	$(2.88)
Discontinued operations	—	0.04	—	0.04
Net income (loss)	$0.04	$(2.52)	$0.09	$(2.84)
Weighted average shares outstanding:
Basic	63,068	62,473	62,891	62,268
Diluted	63,197	62,473	63,157	62,268

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2 2010	October 1, 2011	October 2, 2010

Income (loss) from continuing operations	$2,805	$(159,989)	$5,963	$(179,302)
Integration, acquisition and other charges	1,800	4,389	11,058	9,888
Stock-based compensation provision	2,111	3,166	7,129	8,791
Restructuring and impairment charges	4,685	188,115	13,977	209,218
Divested operations or assets held for sale	—	—	—	3,758
Gain on bargain purchase	(641)	—	(11,720)	—
Loss on early extinguishment of debt	—	—	—	2,598
Income tax (expense) benefit	5,507	(27,431)	4,548	(41,440)
Non-GAAP income from continuing operations	$16,267	$8,250	$30,955	$13,511

Income (loss) per share – diluted:
Continuing operations	$0.04	$(2.55)	$0.09	$(2.85)
Integration, acquisition and other charges	0.03	0.07	0.18	0.16
Stock-based compensation provision	0.03	0.05	0.11	0.14
Restructuring and impairment charges	0.08	3.00	0.22	3.32
Divested operations or assets held for sale	—	—	—	0.06
Gain on bargain purchase	(0.01)	—	(0.18)	—
Loss on early extinguishment of debt	—	—	—	0.04
Income tax (expense) benefit	0.09	(0.44)	0.07	(0.66)
Non-GAAP continuing operations	$0.26	$0.13	$0.49	$0.21

Weighted average shares outstanding—diluted	63,197	62,751	63,157	62,919

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (unaudited)
	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net income (loss)	$2,805	$(157,189)	$5,963	$(176,624)
Interest expense, net	28,435	30,953	88,064	92,059
Income tax expense (benefit)	6,010	(27,176)	5,505	(41,022)
Depreciation	13,551	14,016	41,873	41,241
Amortization of intangible assets	2,805	3,076	8,391	8,861
Integration, acquisition and other charges	1,800	4,389	11,058	9,888
Stock-based compensation provision	2,111	3,166	7,129	8,791
Restructuring and impairment charges	4,685	188,115	13,977	209,218
Gain on bargain purchase	(641)	—	(11,720)	—
Loss on early extinguishment of debt	—	—	—	2,598
Divested operations or assets held for sale	—	—	—	3,758
Income from discontinued operations, net of taxes	—	(2,800)	—	(2,678)

Adjusted EBITDA, as defined	$61,561	$56,550	$170,240	$156,090

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income (Loss) to Non-GAAP Operating Income (in thousands) (unaudited)
	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Operating income (loss)	$35,705	$(156,129)	$87,246	$(124,552)
Integration, acquisition and other charges	1,800	4,389	11,058	9,888
Stock-based compensation provision	2,111	3,166	7,129	8,791
Divested operations or assets held for sale	—	—	—	3,758
Restructuring and impairment charges	4,685	188,115	13,977	209,218

Non-GAAP operating income	$44,301	$39,541	$119,410	$107,103

 Cenveo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	October 1, 2011	January 1, 2011
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$21,577	$49,756
Accounts receivable, net	303,096	263,364
Inventories	160,558	149,151
Prepaid and other current assets	65,665	66,135
Total current assets	550,896	528,406
Property, plant and equipment, net	346,849	347,921
Goodwill	207,762	209,161
Other intangible assets, net	240,890	246,424
Other assets, net	60,745	65,818
Total assets	$1,407,142	$1,397,730

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$9,409	$10,098
Accounts payable	186,228	166,468
Accrued compensation and related liabilities	41,432	30,672
Other current liabilities	90,933	98,471
Total current liabilities	328,002	305,709
Long-term debt	1,278,286	1,283,905
Other liabilities	131,973	149,447
Commitments and contingencies
Shareholders’ deficit:
Preferred stock	—	—
Common stock	633	627
Paid-in capital	348,803	342,607
Retained deﬁcit	(658,319)	(664,282)
Accumulated other comprehensive loss	(22,236)	(20,283)
Total shareholders’ deficit	(331,119)	(341,331)
Total liabilities and shareholders’ deficit	$1,407,142	$1,397,730

Cenveo, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	October 1, 2011	October 2, 2010
Cash flows from operating activities:
Net income (loss)	$5,963	$(176,624)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations, net of taxes	—	(2,678)
Depreciation and amortization, excluding non-cash interest expense, net	50,264	50,102
Non-cash interest expense, net	4,100	3,423
Loss on early extinguishment of debt	—	2,598
Stock-based compensation provision	7,129	8,791
Non-cash restructuring and impairment charges, net of gain on sale	3,209	188,831
Bargain purchase gain	(11,720)	—
Deferred income taxes	1,799	(40,105)
Non-cash taxes	—	(4,001)
Loss on sale of assets	318	31
Other non-cash charges	5,213	6,196
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	(12,516)	2,054
Inventories	8,627	(9,617)
Accounts payable and accrued compensation and related liabilities	10,556	(3,196)
Other working capital changes	(15,687)	1,953
Other, net	(18,374)	(4,066)
Net cash provided by operating activities	38,881	23,692
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(59,719)	(21,507)
Capital expenditures	(11,217)	(13,578)
Proceeds from sale of property, plant and equipment	10,989	2,918
Net cash used in investing activities	(59,947)	(32,167)
Cash flows from financing activities:
Repayments of other long-term debt	(4,505)	(5,613)
Repayment of term loan B due 2016	(2,850)	—
Purchase and retirement of common stock upon vesting of RSUs	(1,283)	(1,001)
Proceeds from exercise of stock options	350	1,670
Proceeds from issuance of 8⅞% senior second lien notes	—	397,204
Repayment of term loans	—	(312,902)
Repayments under revolving credit facility due 2012	—	(22,500)
Payment of refinancing or repurchase fees, redemption premiums and expenses	—	(13,009)
Net cash (used in) provided by financing activities	(8,288)	43,849
Effect of exchange rate changes on cash and cash equivalents	1,175	900
Net (decrease) increase in cash and cash equivalents	(28,179)	36,274
Cash and cash equivalents at beginning of period	49,756	10,796
Cash and cash equivalents at end of period	$21,577	$47,070

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), included in this release are certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, divested operations or asset held for sale and restructuring and impairment charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales.  Free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and net capital expenditures. These non-GAAP financial measures are defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of income (loss) from continuing operations to non-GAAP income from continuing operations and operating income to non-GAAP operating income is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from operations, as a measure of our liquidity or as an alternative to reported net income (loss) as an indicator of our operating performance.  The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin and free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.  The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of envelopes, custom labels, specialty packaging, commercial print, publisher solutions and business documents. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 9,000 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our customers. For more information please visit us at www.cenveo.com.
___________________________

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings are available to us that could further exacerbate our risk exposure from debt;  (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media adversely affecting our business; (xii) increases in raw material costs and decreases in their availability; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.